Exhibit 99.1

       As further discussed in Sections m) and o) of Note 1 and Section a) of Note 11 to our consolidated financial statements herein, our consolidated financial statements for all periods presented herein have been updated to reflect retrospective application of SFAS 160 and FSP EITF 03-6-1 and to reclassify ENSCO 69 as discontinued operations. This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the Form 10-K that specifically relate to SFAS 160, FSP EITF 03-6-1 or the reclassification of ENSCO 69 as discontinued operations and does not otherwise modify or update any other disclosures set forth in the Form 10-K.

Item 8.  Financial Statements and Supplementary Data

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER
FINANCIAL REPORTING

       Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) or 15d-15(f). Our internal control over financial reporting system is designed to provide reasonable assurance to our management and Board of Directors regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, we have conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, we have concluded that our internal control over financial reporting is effective as of December 31, 2008 to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

       KPMG LLP, the independent registered public accounting firm who audited our consolidated financial statements, have issued an audit report on our internal control over financial reporting. KPMG LLP's audit report on our internal control over financial reporting is included herein.

February 26, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
ENSCO International Incorporated:

       We have audited the accompanying consolidated balance sheets of ENSCO International Incorporated and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ENSCO International Incorporated and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

       As discussed in note 8 to the consolidated financial statements, effective January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, as it relates to financial assets and liabilities. As discussed in note 10 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

       We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), ENSCO International Incorporated's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2009, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
February 26, 2009, except for the updated disclosures pertaining to the retrospective application of Financial Accounting Standards Board Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Subsidiaries, and reclassification of ENSCO 69 operating results from continuing to discontinued operations for all periods presented, as described in note 1m), note 1o) and note 11a), as to which the date is October 13, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
ENSCO International Incorporated:

       We have audited ENSCO International Incorporated and subsidiaries' (Ensco) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Ensco's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

       We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

       A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

       Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

       In our opinion, Ensco maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

       We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of ENSCO International Incorporated and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 26, 2009 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Dallas, Texas
February 26, 2009

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)
	Year Ended December 31,
	2008	2007	2006

OPERATING REVENUES	$2,393.6	$2,058.2	$1,748.7

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	752.0	644.1	543.5
Depreciation	186.5	177.5	168.5
General and administrative	53.8	59.5	44.6

	992.3	881.1	756.6

OPERATING INCOME	1,401.3	1,177.1	992.1

OTHER INCOME (EXPENSE)
Interest income	14.0	26.3	14.9
Interest expense, net	--	(1.9)	(16.5)
Other, net	(18.2)	13.4	(4.3)

	(4.2)	37.8	(5.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,397.1	1,214.9	986.2

PROVISION FOR INCOME TAXES
Current income tax expense	230.9	243.7	224.3
Deferred income tax expense	6.4	1.1	17.0

	237.3	244.8	241.3

INCOME FROM CONTINUING OPERATIONS	1,159.8	970.1	744.9

DISCONTINUED OPERATIONS
Income from discontinued operations, net	20.4	28.8	23.1
(Loss) gain on disposal of discontinued operations, net	(23.5)	--	7.2

	(3.1)	28.8	30.3

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	1,156.7	998.9	775.2

CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ADOPTION OF SFAS 123(R), NET	--	--	.6

NET INCOME	1,156.7	998.9	775.8

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(5.9)	(6.9)	(6.1)

NET INCOME ATTRIBUTABLE TO ENSCO	$1,150.8	$992.0	$769.7

EARNINGS (LOSS) PER COMMON SHARE - BASIC
Continuing operations	$8.06	$6.52	$4.83
Discontinued operations	(.02)	.19	.20
Cumulative effect of accounting change	--	--	.00

	$8.04	$6.71	$5.03

EARNINGS (LOSS) PER COMMON SHARE - DILUTED
Continuing operations	$8.04	$6.50	$4.81
Discontinued operations	(.02)	.19	.20
Cumulative effect of accounting change	--	--	.00

	$8.02	$6.69	$5.01

NET INCOME ATTRIBUTABLE TO ENSCO COMMON SHARES
Basic	$1,138.2	$984.7	$765.4
Diluted	$1,138.2	$984.7	$765.4

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	141.6	146.7	152.2
Diluted	141.9	147.2	152.8

CASH DIVIDENDS PER COMMON SHARE	$.10	$.10	$.10
The accompanying notes are an integral part of these consolidated financial statements.

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in millions, except par value amounts)
	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$789.6	$629.5
Accounts receivable, net	482.7	383.2
Other	128.6	116.6

Total current assets	1,400.9	1,129.3

PROPERTY AND EQUIPMENT, AT COST	5,376.3	4,704.7
Less accumulated depreciation	1,505.0	1,345.8

Property and equipment, net	3,871.3	3,358.9

GOODWILL	336.2	336.2

LONG-TERM INVESTMENTS	64.2	--

OTHER ASSETS, NET	157.5	144.4

	$5,830.1	$4,968.8

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$30.0	$18.8
Accrued liabilities and other	380.7	465.6
Current maturities of long-term debt	17.2	19.1

Total current liabilities	427.9	503.5

LONG-TERM DEBT	274.3	291.4

DEFERRED INCOME TAXES	340.5	352.0

OTHER LIABILITIES	103.8	65.3

COMMITMENTS AND CONTINGENCIES

ENSCO STOCKHOLDERS' EQUITY
Preferred stock, $1 par value, 20.0 shares authorized
and none issued	--	--
Common stock, $.10 par value, 250.0 shares authorized,
181.9 and 180.3 shares issued	18.2	18.0
Additional paid-in capital	1,761.2	1,700.5
Retained earnings	4,114.0	2,977.5
Accumulated other comprehensive loss	(17.0)	(4.2)
Treasury stock, at cost, 40.1 shares and 36.4 shares	(1,199.5)	(939.8)

Total Ensco stockholders' equity	4,676.9	3,752.0

NONCONTROLLING INTERESTS	6.7	4.6

Total equity	4,683.6	3,756.6

	$5,830.1	$4,968.8

The accompanying notes are an integral part of these consolidated financial statements. 5

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)
	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income	$1,156.7	$998.9	$775.8
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation expense	186.5	177.5	168.5
Amortization expense	32.5	10.9	8.2
Share-based compensation expense	27.3	36.9	21.9
Unrealized loss on trading securities	8.1	--	--
Excess tax benefit from share-based compensation	(5.3)	(6.6)	(3.6)
Deferred income tax expense	6.4	1.1	17.0
Income from discontinued operations, net	(20.4)	(28.8)	(23.1)
Loss (gain) on disposal of discontinued operations, net	23.5	--	(7.2)
Other	1.5	.4	6.8
Changes in operating assets and liabilities:
Increase in accounts receivable	(110.7)	(45.8)	(70.2)
Increase in investments designated as trading securities	(72.3)	--	--
Increase in other assets	(40.5)	(133.6)	(25.8)
Increase (decrease) in accounts payable	11.2	6.5	(6.7)
(Decrease) increase in accrued liabilities and other	(79.1)	193.8	61.3

Net cash provided by operating activities of continuing operations	1,125.4	1,211.2	922.9

INVESTING ACTIVITIES
Additions to property and equipment	(771.9)	(519.4)	(515.4)
Proceeds from disposal of discontinued operations	45.1	--	23.7
Proceeds from disposition of assets	5.2	7.6	2.9

Net cash used in investing activities	(721.6)	(511.8)	(488.8)

FINANCING ACTIVITIES
Repurchase of common stock	(259.7)	(527.6)	(161.0)
Proceeds from exercise of stock options	27.3	35.8	41.8
Reduction of long-term borrowings	(19.0)	(165.3)	(17.1)
Cash dividends paid	(14.3)	(14.8)	(15.3)
Excess tax benefit from share-based compensation	5.3	6.6	3.6
Distributions to noncontrolling interests	(3.8)	(5.7)	(4.6)

Net cash used in financing activities	(264.2)	(671.0)	(152.6)

Effect of exchange rate changes on cash and cash equivalents	(15.0)	(.8)	(.2)
Net cash provided by operating activities of discontinued operations	35.7	36.0	28.5
Net cash (used in) provided by other investing activities of discontinued operations	(.2)	.1	(12.5)

INCREASE IN CASH AND CASH EQUIVALENTS	160.1	63.7	297.3

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	629.5	565.8	268.5

CASH AND CASH EQUIVALENTS, END OF YEAR	$789.6	$629.5	$565.8

The accompanying notes are an integral part of these consolidated financial statements. 6

ENSCO INTERNATIONAL INCORPORATED AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a)  Business

       ENSCO International Incorporated is one of the leading providers of offshore contract drilling services to the international oil and gas industry. We have one of the largest and most capable offshore drilling rig fleets in the world comprised of 45 drilling rigs, including 42 jackup rigs, two ultra-deepwater semisubmersible rigs and one barge rig. Additionally, we have six ultra-deepwater semisubmersible rigs under construction. We drill and complete offshore oil and natural gas wells for major international, government-owned and independent oil and gas companies on a "day rate" contract basis, under which we provide our drilling rigs and rig crews and receive a fixed amount per day for drilling the well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well.

       Our contract drilling operations are integral to the exploration, development and production of oil and natural gas. Our business levels and corresponding operating results are significantly affected by worldwide levels of offshore exploration and development spending by oil and gas companies. Levels of offshore exploration and development spending may fluctuate substantially from year to year and from region to region. Such fluctuations result from many factors including demand for oil and natural gas, regional and global economic conditions and changes therein, political, social and legislative environments in the U.S. and other major oil-producing countries, production and inventory levels and related activities of the Organization of Petroleum Exporting Countries ("OPEC") and other oil and natural gas producers, technological advancements that impact the methods or cost of oil and natural gas exploration and development, disruption to exploration and development activities due to hurricanes and other severe weather conditions and the impact that these and other events have on the current and expected future pricing of oil and natural gas. See "Note 13 - Segment Information" for additional information on our operations by segment and geographic region.

    b)  Principles of Consolidation

       The accompanying consolidated financial statements include the accounts of ENSCO International Incorporated and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain previously reported amounts have been reclassified to conform to the current-year presentation. Unless the context otherwise requires, the terms "Ensco," "Company," "we," "us" and "our" refer to ENSCO International Incorporated and its consolidated subsidiaries.

    c)  Pervasiveness of Estimates

       The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the related revenues and expenses and disclosures of gain and loss contingencies as of the date of the financial statements. Actual results could differ from those estimates.

    d)  Foreign Currency Translation

       The U.S. dollar is the functional currency of all our non-U.S. subsidiaries. The financial statements of these subsidiaries are remeasured in U.S. dollars based on a combination of both current and historical exchange rates. Currency translation adjustments and transaction gains and losses, including certain gains and losses on our derivative instruments, were included in other, net, on our consolidated statements of income. We incurred net foreign currency exchange losses of $10.4 million for the year ended December 31, 2008, net foreign currency exchange gains of $9.2 million for the year ended December 31, 2007 and net foreign currency exchange losses of $2.8 million for the year ended December 31, 2006.

    e)  Cash Equivalents and Short-Term Investments

       Highly liquid investments with maturities of three months or less at the date of purchase are considered cash equivalents. Highly liquid investments with maturities of greater than three months but less than one year at the date of purchase are classified as short-term investments.

    f)  Property and Equipment

       All costs incurred in connection with the acquisition, construction, enhancement and improvement of assets are capitalized, including allocations of interest incurred during periods that our drilling rigs are under construction or undergoing major enhancements and improvements. Repair and maintenance costs are charged to contract drilling expense in the period in which they occur. Upon sale or retirement of assets, the related cost and accumulated depreciation are removed from the balance sheet and the resulting gain or loss is included in contract drilling expense.

       Our property and equipment is depreciated on the straight-line method, after allowing for salvage values, over the estimated useful lives of our assets. Drilling rigs and related equipment are depreciated over estimated useful lives ranging from 4 to 30 years. Buildings and improvements are depreciated over estimated useful lives ranging from 2 to 30 years. Other equipment, including computer and communications hardware and software costs, is depreciated over estimated useful lives ranging from 2 to 6 years.

       We evaluate the carrying value of our property and equipment for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. For property and equipment used in our operations, recoverability is determined by comparing the net carrying value of an asset to either an independent fair value appraisal of the asset or the expected undiscounted future cash flows of the asset. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

       The precipitous decline in oil and natural gas prices and the general deterioration of the global economy during the latter half of 2008 is resulting in a decrease in demand for drilling rigs and a corresponding reduction in utilization and day rates for our jackup rigs. The change in demand, utilization and day rates was deemed a triggering event for asset impairment purposes. We performed an undiscounted cash flow analysis as of December 31, 2008 for each of our drilling rigs to determine whether the net book value of each rig was recoverable. The determination of expected undiscounted cash flow amounts requires significant estimates, judgments and assumptions, including utilization, day rates, expense levels and capital expenditures, as well as cash flows generated upon disposition, for each of our drilling rigs. Due to the inherent uncertainties associated with these estimates, we performed sensitivity analysis on key assumptions as part of our recoverability test.

       Based on our recoverability test performed as of December 31, 2008, we concluded that the net book value of our drilling rigs was recoverable and no impairment charges were recorded. Additionally, no asset impairment charges were recorded during the three-year period ended December 31, 2008. However, if the global economic environment continues to deteriorate and the offshore drilling industry were to incur a significant prolonged downturn, our expectations of future cash flows may decline and ultimately result in impairment of our drilling rigs.

    g)  Goodwill

       In connection with the arrival of our first ENSCO 8500 Series® rig, we reorganized the management of our operations, establishing a separate business unit to manage our fleet of ultra-deepwater semisubmersible rigs. As part of this reorganization, we evaluated our remaining assets and operations, consisting of 43 jackup rigs and one barge rig organized into three business units based on major geographic region, and now consider these three business units as operating segments. Accordingly, our business now consists of four operating segments: (1) Deepwater, (2) Asia Pacific, (3) Europe/Africa and (4) North and South America. Each of our four operating segments provides one service, contract drilling.

       Our four operating segments represent our reporting units in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets (as amended)." As a result of our management reorganization from one operating segment and reporting unit to four operating segments and reporting units, we reassigned goodwill to our four reporting units based on a relative fair value allocation approach as follows (in millions):

Deepwater	$143.6
Asia Pacific	84.6
Europe/Africa	61.4
North and South America	46.6

Total	$336.2

       Goodwill is not allocated to operating segments in the measure of segment assets regularly reported to and used by management. No goodwill was acquired or disposed of during the three-year period ended December 31, 2008.

       We test goodwill for impairment on an annual basis, or when events or changes in circumstances indicate that a potential impairment exists. The goodwill impairment test requires us to identify reporting units and estimate the fair value of those units as of the testing date. Additionally, we reconciled the aggregate fair value of our reporting units to our market capitalization as part of our December 31, 2008 goodwill impairment test. Our aggregate fair value exceeded our market capitalization resulting in an implied control premium. We analyzed the implied control premium against the control premium identified in recent market transactions within our industry, including the merger of two of our largest competitors during 2007, and determined that the implied control premium based on the aggregate fair value of our reporting units was reasonable.

        The determination of the fair value of our reporting units requires significant estimates, judgments and assumptions. These estimates, judgments and assumptions include the risk-adjusted discount rate, as well as utilization, day rates, expense levels, capital requirements and terminal values for each of our drilling rigs. Due to the inherent uncertainties associated with these estimates, we performed sensitivity analysis on key assumptions as part of our goodwill impairment test. We determined there was no impairment of goodwill as of December 31, 2008. However, if the global economic environment continues to deteriorate and the offshore drilling industry were to incur a significant prolonged downturn, our expectations of future cash flows may decline and ultimately result in impairment of our goodwill.

    h)  Operating Revenues and Expenses

       Substantially all of our drilling contracts ("contracts") are performed on a day rate basis, and the terms of such contracts are typically for a specific period of time or the period of time required to complete a specific task, such as drill a well. Contract revenues and expenses are recognized on a per day basis, as the work is performed. Day rate revenues are typically earned, and contract drilling expense is typically incurred, on a uniform basis over the terms of our contracts.

       In connection with some contracts, we receive lump-sum fees or similar compensation for the mobilization of equipment and personnel prior to the commencement of drilling services or the demobilization of equipment and personnel upon contract completion. Fees received for the mobilization or demobilization of equipment and personnel are included in operating revenues. The costs incurred in connection with the mobilization and demobilization of equipment and personnel are included in contract drilling expense.

       Mobilization fees received and costs incurred are deferred and recognized on a straight-line basis over the period that the related drilling services are performed. Demobilization fees and related costs are recognized as incurred upon contract completion. Costs associated with the mobilization of equipment and personnel to more promising market areas without contracts are expensed as incurred.

       Deferred mobilization costs were included in other current assets and other assets, net, and totaled $47.5 million and $29.2 million as of December 31, 2008 and 2007, respectively. Deferred mobilization revenue was included in accrued liabilities and other, and other liabilities and totaled $88.0 million and $53.3 million as of December 31, 2008 and 2007, respectively.

       In connection with some contracts, we receive up-front lump-sum fees or similar compensation for capital improvements to our drilling rigs. Such compensation is deferred and recognized as revenue over the period that the related drilling services are performed. The cost of such capital improvements is capitalized and depreciated over the useful life of the asset. Deferred revenue associated with capital improvements was included in accrued liabilities and other, and other liabilities and totaled $2.2 million and $1.5 million as of December 31, 2008 and 2007, respectively.

       We must obtain certifications from various regulatory bodies in order to operate our drilling rigs and must maintain such certifications through periodic inspections and surveys. The costs incurred in connection with maintaining such certifications, including inspections, tests, surveys and drydock, as well as remedial structural work and other compliance costs, are deferred and amortized over the corresponding certification periods. Deferred regulatory certification and compliance costs were included in other current assets and other assets, net, and totaled $6.5 million and $10.4 million as of December 31, 2008 and 2007, respectively.

       In certain countries in which we operate, taxes such as sales, use, value-added, gross receipts and excise may be assessed by the local government on our revenues. We generally record our tax-assessed revenue transactions on a net basis in our consolidated statements of income.

    i)  Derivative Financial Instruments

       We use derivative financial instruments ("derivatives") to reduce our exposure to various market risks, primarily foreign currency risk and interest rate risk. We maintain a foreign currency risk management strategy that utilizes derivatives to reduce our exposure to unanticipated fluctuations in earnings and cash flows caused by changes in foreign currency exchange rates. We occasionally employ an interest rate risk management strategy that utilizes derivatives to minimize or eliminate unanticipated fluctuations in earnings and cash flows arising from changes in, and volatility of, interest rates. We do not enter into derivatives for trading or other speculative purposes.

       All derivatives are recorded on our consolidated balance sheet at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities (as amended)". Derivatives qualify for hedge accounting when they are formally designated as hedges at inception of the associated derivative contract and are effective in reducing the risk exposure that they are designated to hedge. Our assessment for hedge effectiveness is formally documented at hedge inception, and we review hedge effectiveness and measure any ineffectiveness throughout the designated hedge period on at least a quarterly basis.

       Changes in the fair value of derivatives that are designated as hedges of the fair value of recognized assets or liabilities or unrecognized firm commitments ("fair value hedges") are recorded currently in earnings and included in other, net, in our consolidated statement of income. Changes in the fair value of derivatives that are designated as hedges of the variability in expected future cash flows associated with existing recognized assets or liabilities or forecasted transactions ("cash flow hedges") are recorded in accumulated other comprehensive income. Amounts recorded in accumulated other comprehensive income associated with cash flow hedges are subsequently reclassified into contract drilling, depreciation or interest expense as earnings are affected by the underlying hedged forecasted transactions.

       Gains and losses on a cash flow hedge, or a portion of a cash flow hedge, that no longer qualify as effective due to an unanticipated change in the forecasted transaction are recognized currently in earnings and included in other, net, in the consolidated statement of income based on the change in the fair value of the cash flow hedge. When a forecasted transaction is no longer probable of occurring, gains and losses on the cash flow hedge previously recorded in accumulated other comprehensive income are reclassified currently into earnings and included in other, net, in the consolidated statement of income. In assessing the effectiveness of a cash flow hedge, the hedge's time value component is excluded from the measurement of hedge effectiveness and recognized currently in earnings in other, net, in the consolidated statement of income.

       We occasionally enter into derivatives that hedge the fair value of recognized assets or liabilities, but do not designate such derivatives as hedges or the derivatives otherwise do not qualify for hedge accounting. In these situations, there generally is a natural hedging relationship where changes in the fair value of the derivatives offset changes in the fair value of the underlying hedged items. Changes in the fair value of these derivatives are recognized currently in earnings in other, net, in the consolidated statement of income.

       Derivatives with asset fair values are reported in other current assets or other assets, net, depending on maturity date. Derivatives with liability fair values are reported in accrued liabilities and other, or other liabilities, depending on maturity date. As of December 31, 2008 and 2007, our consolidated balance sheets included net foreign currency derivative liabilities of $20.3 million and net foreign currency derivative assets of $4.6 million, respectively.

    j)  Income Taxes

       We conduct operations and earn income in numerous international countries and are subject to the laws of taxing jurisdictions within those countries, as well as U.S. Federal and state tax laws. Current income taxes are recognized for the amount of taxes payable or refundable based on the laws and income tax rates in the taxing jurisdictions in which operations are conducted and income is earned.

       Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the enacted tax rates in effect at year-end. A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized.

       In many of the international jurisdictions in which we operate, tax laws relating to the offshore drilling industry are not well developed and change frequently. Furthermore, we may enter into transactions with affiliates or employ other tax planning strategies that generally are subject to complex tax regulations. As a result of the foregoing, the tax liabilities and assets we recognize in our financial statements may differ from the tax positions taken, or expected to be taken, in our tax returns. We adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Tax - an interpretation of SFAS No. 109" ("FIN 48"), on January 1, 2007. In accordance with FIN 48, our tax positions are evaluated for recognition using a more-likely-than-not threshold, and those tax positions requiring recognition are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to income taxes are included in current income tax expense in our consolidated statement of income. See "Note 10 - Income Taxes" for additional information on our unrecognized tax benefits.

       Our drilling rigs frequently move from one taxing jurisdiction to another based on where they are contracted to perform drilling services. The movement of drilling rigs among taxing jurisdictions may involve a transfer of drilling rig ownership among our subsidiaries. Income taxes attributable to gains or losses resulting from intercompany sales of our drilling rigs, as well as the tax effect of any reversing temporary differences resulting from intercompany sales or transfers, are deferred and amortized on a straight-line basis over the remaining useful life of the rig.

       In some instances, we may determine that certain temporary differences will not result in a taxable or deductible amount in future years, as it is more-likely-than-not we will commence operations and depart from a given taxing jurisdiction without such temporary differences being recovered or settled. Under these circumstances, no future tax consequences are expected and no deferred taxes are recognized in connection with such operations. We evaluate these determinations on a periodic basis and, in the event our expectations relative to future tax consequences change, the applicable deferred taxes are recognized.

       In December 2007, substantially all of the undistributed earnings of our non-U.S. subsidiaries were distributed to the U.S. parent company. It is our policy and intention to indefinitely reinvest all remaining and future undistributed earnings of our non-U.S. subsidiaries in such subsidiaries. Accordingly, no U.S. deferred taxes are provided on the undistributed earnings of our non-U.S. subsidiaries. See "Note 10 - Income Taxes" for additional information on the undistributed earnings of our non-U.S. subsidiaries.

    k)  Share-Based Employee Compensation

       We sponsor several share-based compensation plans that provide equity compensation to our employees, officers and directors. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123, (revised 2004) "Share-Based Payment" ("SFAS 123(R)"), using the modified-retrospective transition method. Under that transition method, compensation cost recognized in prior periods was restated to include share option compensation cost previously reported in our pro forma footnote disclosures. Share-based compensation cost is measured at fair value on the date of grant and recognized on a straight-line basis over the requisite service period (usually the vesting period). Beginning in 2006, the amount of compensation cost recognized in the consolidated statement of income is based on the awards ultimately expected to vest, and therefore, reduced for estimated forfeitures. See "Note 9 - Employee Benefit Plans" for additional information on the adoption of SFAS 123(R) and its impact on our consolidated financial statements.

    l)  Fair Value Measurements

       On January 1, 2008, we adopted SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), as it relates to financial assets and liabilities. SFAS 157 refines the definition of fair value, provides a framework for measuring fair value and expands disclosures about fair value measurements. The standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy assigns the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities ("Level 1") and the lowest priority to unobservable inputs ("Level 3"). Level 2 measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1.

       Our derivative instruments were measured at fair value on a recurring basis using Level 2 inputs as of December 31, 2008 and 2007. See "Note 5 - Derivative Financial Instruments" for additional information on our derivative instruments, including a description of our foreign currency hedging activities and related methods used to manage foreign currency exchange risk. The fair value measurement of our derivatives was based on market prices that are generally observable for similar assets or liabilities at commonly quoted intervals.

       Our auction rate securities were measured at fair value as of December 31, 2008 using significant Level 3 inputs as defined by SFAS 157. See "Note 2 - Long-Term Investments" for additional information on our auction rate securities, including a description of the securities and underlying collateral, a discussion of the uncertainties relating to their liquidity and our accounting treatment under SFAS No. 115, "Accounting for Certain Debt and Equity Securities (as amended)".

       We determined that use of a valuation model was the best available technique for measuring the fair value of our auction rate securities. We used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price") as of December 31, 2008. The exit price was derived as the weighted-average present value of expected cash flow over various periods of illiquidity, using a risk-adjusted discount rate that was based on the credit risk and liquidity risk of our auction rate securities. See "Note 8 - Fair Value Measurements" for additional information on the fair value measurement of our auction rate securities.

    m)  Earnings Per Share

       On January 1, 2009, we adopted FASB Staff Position EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities". This staff position addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share ("EPS") under the two-class method described in SFAS No. 128, "Earnings Per Share". Non-vested share awards granted to our employees and non-employee directors contain nonforfeitable dividend rights and, therefore, are now considered participating securities. We retrospectively revised our basic and diluted EPS computations for all periods presented to exclude net income allocated to non-vested share awards.

       The following table is a reconciliation of net income attributable to Ensco common shares used in our basic and diluted EPS computations for each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Net income attributable to Ensco	$1,150.8	$992.0	$769.7
Net income allocated to non-vested share awards	(12.6)	(7.3)	(4.3)

Net income attributable to Ensco common shares	$1,138.2	$984.7	$765.4

       The following table is a reconciliation of the weighted-average common shares used in our basic and diluted EPS computations for each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Weighted-average common shares - basic	141.6	146.7	152.2
Potentially dilutive share options	.3	.5	.6

Weighted-average common shares - diluted	141.9	147.2	152.8

       Antidilutive share options totaling 746,000, 503,000 and 684,000 were excluded from the computation of diluted EPS during the years ended December 31, 2008, 2007 and 2006, respectively.

    n)  Adoption of SAB 108

       In September 2006, the Securities and Exchange Commission ("SEC") issued SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 became effective for our fiscal year ended December 31, 2006. SAB 108 provides guidance on how prior year financial statement misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether current year financial statements are materially misstated. The techniques most commonly used to accumulate and quantify misstatements are generally referred to as the "rollover" and "iron curtain" approaches. The rollover approach quantifies a misstatement based on the amount of error originating in the current year income statement. The iron curtain approach quantifies a misstatement based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year of origination. SAB 108 requires consideration of both the rollover and iron curtain approaches in quantifying and evaluating the effects of financial statement misstatements.

       During years prior to 2006, we used the rollover approach to quantify and evaluate the effects of financial statement misstatements. In applying the guidance of SAB 108 during 2006, we concluded the two misstatements described below, when evaluated using the iron curtain approach, were material to our December 31, 2006 consolidated financial statements.

       In 1997, we adopted a policy pursuant to which the depreciation of a drilling rig was suspended during periods it was out of service while undergoing major upgrade and enhancement procedures. In 2005, we discontinued this policy after concluding it was not in accordance with GAAP. We evaluated the financial statement misstatements resulting from the application of this policy and concluded their impact on each of our prior period consolidated financial statements was immaterial. In accordance with SAB 108, we elected to report the cumulative effect of the financial statement misstatements, a $17.6 million increase in accumulated depreciation, $2.6 million decrease in deferred tax liabilities and $15.0 million decrease in retained earnings, effective January 1, 2006.

       We maintain relatively constant levels of consumable supplies and spare parts on each of our drilling rigs for use in our operations ("inventory"). Prior to the fourth quarter of 2006, we utilized an accounting policy under which inventory was charged to contract drilling expense at the time it was shipped to a drilling rig, although some of it was temporarily stored and consumed later. We had previously evaluated and concluded the impact of the financial statement misstatements resulting from the difference between the amount of inventory charged to contract drilling expense and the estimated amount of inventory consumed was immaterial to our prior period consolidated financial statements. We also concluded that this inventory accounting policy did not have a material impact on our December 31, 2006 financial statements. During the fourth quarter of 2006, we adopted an inventory accounting policy to record the inventory on our drilling rigs at the lower of cost or market in accordance with GAAP. As part of the adoption of this accounting policy and in accordance with SAB 108, we elected to report the cumulative effect of the financial statement misstatements, a $32.3 million increase in other current assets, $6.7 million increase in deferred tax liabilities and $25.6 million increase in retained earnings, effective January 1, 2006.

    o)  Noncontrolling Interests

       On January 1, 2009, we adopted SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). This standard amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest should be reported as equity in the consolidated financial statements and requires net income attributable to both the parent and the noncontrolling interest to be disclosed separately on the face of the consolidated statement of income. The presentation and disclosure requirements of SFAS 160 require retrospective application to all prior periods presented.

       In accordance with SFAS 160, we classified noncontrolling interests as equity on our condensed consolidated balance sheets as of December 31, 2008 and 2007 and presented net income attributable to noncontrolling interests separately on our condensed consolidated statements of income for the years ended December 31, 2008, 2007 and 2006. Prior year amounts were previously included in other liabilities and contract drilling expense on our consolidated balance sheets and consolidated statements of income, respectively. Local third parties hold a noncontrolling ownership interest in three of our international subsidiaries.

       Income from continuing operations attributable to Ensco for each of the years in the three-year period ended December 31, 2008 were as follows (in millions):

	2008	2007	2006

Income from continuing operations	$1,159.8	$970.1	$744.9
Income from continuing operations attributable to noncontrolling interest	(5.9)	(6.9)	(6.1)

Income from continuing operations attributable to Ensco	$1,153.9	$963.2	$738.8

Income (loss) from discontinued operations, net, for the years ended December 31, 2008, 2007 and 2006 was attributable to Ensco.

2.  LONG-TERM INVESTMENTS

       As of December 31, 2008, we held $72.3 million (par value) of long-term debt instruments with variable interest rates that periodically reset through an auction process ("auction rate securities"). Our auction rate securities were originally acquired in January 2008 and have final maturity dates ranging from 2025 to 2047. We did not own auction rate securities as of December 31, 2007.

       Auctions for our auction rate securities failed beginning in February 2008. An auction failure, which is not a default in the underlying debt instrument, occurs when there are more sellers than buyers at a scheduled interest rate auction date and parties desiring to sell their auction rate securities are unable to do so. When an auction fails, the interest rate is adjusted according to the provisions of the associated security agreement, which may result in an interest rate that is higher than the interest rate the issuer pays in connection with successful auctions. Auctions for our auction rate securities continued to fail during the remainder of 2008, with the exception of the successful auction of $4.7 million of our securities in June 2008.

       Our investments in auction rate securities as of December 31, 2008 were diversified across sixteen separate issues and each issue maintains scheduled interest rate auctions in either 28-day or 35-day intervals. Substantially all of our auction rate securities are currently rated Aaa by Moody's, AAA by Standard & Poor's and/or AAA by Fitch. An aggregate $68.6 million (par value), or 95%, of our auction rate securities were issued by state agencies and are supported by student loans for which repayment is substantially guaranteed by the U.S. government under the Federal Family Education Loan Program ("FFELP").

       Auction failures and the resulting lack of liquidity have affected the entire auction rate securities market, and we are currently unable to determine whether these conditions will be of an extended duration. While it is estimated that approximately half of the $330.0 billion auction rate securities market has been refinanced, student loan supported auction rate securities remain mostly constrained and illiquid. Although $5.9 million of our student loan supported auction rate securities were redeemed at par value during the year ended December 31, 2008, we are currently unable to determine whether other issuers of our auction rate securities will attempt and/or be able to refinance.

       Some broker/dealers previously indicated that they planned to develop secondary markets for auction rate securities, but no such market has materialized. Consequently, we are currently unable to determine if alternative markets that provide for orderly purchases and sales of auction rate securities will develop. Several major brokerage firms announced regulatory settlements in which they will initially offer to repurchase auction rate securities from retail investors, charities and small businesses and use best efforts to provide liquidity to institutional investors within the next several years. However, we are currently unable to determine whether these brokerage firms will be able to comply with the terms of their regulatory settlements. Moreover, the deteriorating global economic environment may impede auction rate security repurchases. Although we acquired our auction rate securities with the intention of selling them in the near term, due to the aforementioned uncertainties, our auction rate securities were classified as long-term investments on our consolidated balance sheet as of December 31, 2008.

       Upon acquisition in January 2008, we designated our auction rate securities as trading securities in accordance with SFAS 115 as it was our intent to sell them in the near term. Due to illiquidity in the auction rate securities market, we intend to hold our auction rate securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions. Although we will hold our auction rate securities longer than originally anticipated, we continue to designate them as trading securities.

       Our auction rate securities were measured at fair value as of December 31, 2008, and an unrealized loss of $8.1 million for the year ended December 31, 2008 was included in other, net, in our consolidated statement of income. The carrying value of our auction rate securities was $64.2 million as of December 31, 2008. Cash flows from purchases and sales of our auction rate securities were classified as operating activities in our consolidated statement of cash flows for the year ended December 31, 2008. See "Note 8 - Fair Value Measurements" for additional information on the fair value measurement of our auction rate securities.

3. PROPERTY AND EQUIPMENT Property and equipment as of December 31, 2008 and 2007 consisted of the following (in millions):

	2008	2007

Drilling rigs and equipment	$3,829.8	$3,816.4
Other	45.5	40.4
Work in progress	1,501.0	847.9

	$5,376.3	$4,704.7

       Work in progress as of December 31, 2008 primarily consisted of $1,445.2 million related to the construction of our seven ultra-deepwater semisubmersible rigs and costs associated with various modification and enhancement projects. Although ENSCO 8500 was delivered during the third quarter of 2008, related amounts will remain classified as work in progress until the rig is placed into service in April 2009. Work in progress as of December 31, 2007 primarily consisted of $760.4 million related to the construction of four ultra-deepwater semisubmersible rigs, ENSCO 8500, ENSCO 8501, ENSCO 8502 and ENSCO 8503 and costs associated with various modification and enhancement projects.

4.  LONG-TERM DEBT

       Long-term debt as of December 31, 2008 and 2007 consisted of the following (in millions):

	2008	2007

4.65% Bonds due 2020	$ 54.0	$ 58.5
6.36% Bonds due 2015	88.7	101.4
7.20% Debentures due 2027	148.8	148.7
Other	--	1.9

	291.5	310.5
Less current maturities	(17.2)	(19.1)

Total long-term debt	$274.3	$291.4

    Bonds Due 2020 and 2015

       In October 2003, we issued $76.5 million of 17-year bonds to provide long-term financing for ENSCO 105. The bonds are guaranteed by the United States Maritime Administration ("MARAD") and will be repaid in 34 equal semiannual principal installments of $2.3 million ending in October 2020. Interest on the bonds is payable semiannually, in April and October, at a fixed rate of 4.65%. The bonds are collateralized by ENSCO 105, and we have guaranteed the performance of our obligations under the bonds to MARAD.

       In January 2001, we issued $190.0 million of 15-year bonds to provide long-term financing for ENSCO 7500. The bonds are guaranteed by MARAD and will be repaid in 30 equal semiannual principal installments of $6.3 million ending in December 2015. Interest on the bonds is payable semiannually, in June and December, at a fixed rate of 6.36%. The bonds are collateralized by ENSCO 7500, and we have guaranteed the performance of our obligations under the bonds to MARAD.

    Debentures Due 2027

       In November 1997, we issued $150.0 million of unsecured 7.20% Debentures due November 15, 2027 (the “Debentures”) in a public offering. Interest on the Debentures is payable semiannually in May and November and may be redeemed at any time at our option, in whole or in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and a make-whole premium. The indenture under which the Debentures were issued contains limitations on the incurrence of indebtedness secured by certain liens and limitations on engaging in certain sale/leaseback transactions and certain merger, consolidation or reorganization transactions. The Debentures are not subject to any sinking fund requirements.

    Revolving Credit Facility

       We have a $350.0 million unsecured revolving credit facility (the "Credit Facility") with a syndicate of lenders for general corporate purposes. The Credit Facility has a five-year term, expiring in June 2010. Advances under the Credit Facility bear interest at LIBOR plus an applicable margin rate (currently .35% per annum), depending on our credit rating. We pay a facility fee (currently .10% per annum) on the total $350.0 million commitment, which is also based on our credit rating, and pay an additional utilization fee on outstanding advances if such advances equal or exceed 50% of the total $350.0 million commitment. We had no amounts outstanding under the Credit Facility as of December 31, 2008 and 2007.

    Maturities

       The aggregate maturities of our long-term debt, excluding unamortized discounts of $1.2 million as of December 31, 2008, were as follows (in millions):

2009	$17.2
2010	17.2
2011	17.2
2012	17.2
2013	17.2
Thereafter	206.7

Total	$292.7

5.  DERIVATIVE FINANCIAL INSTRUMENTS

       We have net assets and liabilities denominated in numerous foreign currencies and use various methods to manage our exposure to foreign currency exchange risk. We predominantly structure our drilling contracts in U.S. dollars, which significantly reduces the portion of our cash flows and assets denominated in foreign currencies. We also employ various strategies, including the use of derivative instruments, to match foreign currency denominated assets with equal or near equal amounts of foreign currency denominated liabilities, thereby minimizing exposure to earnings fluctuations caused by changes in foreign currency exchange rates.

       We also utilize derivative instruments to hedge forecasted foreign currency denominated transactions. As of December 31, 2008, we had foreign currency forward contracts outstanding to exchange an aggregate $474.1 million U.S. dollars for various foreign currencies, including $298.5 million for Singapore dollars. We currently have six ultra-deepwater semisubmersible rigs under construction with a major international shipyard in Singapore. As of December 31, 2008, approximately $341.9 million of the aggregate remaining contractual obligations associated with these construction projects was denominated in Singapore dollars of which $291.0 million was hedged through foreign currency forward contracts.

       We utilize derivative instruments and undertake foreign currency hedging activities in accordance with our established policies for the management of market risk. We do not enter into derivative instruments for trading or other speculative purposes. We believe that our use of derivative instruments and related hedging activities does not expose us to any material interest rate risk, foreign currency exchange rate risk, commodity price risk, credit risk or any other material market or price risk. As of December 31, 2008 and 2007, our consolidated balance sheets included net foreign currency derivative liabilities of $20.3 million and net foreign currency derivative assets of $4.6 million, respectively.

       If we were to incur a hypothetical 10% adverse change in foreign currency exchange rates, net unrealized losses associated with our foreign currency denominated assets and liabilities and related foreign currency forward contracts as of December 31, 2008 would approximate $39.2 million, including $30.7 million related to our Singapore dollar exposures. All of our outstanding foreign currency forward contracts mature during the next three years.

       As of December 31, 2008, the estimated amount of net unrealized losses on derivative instruments, net of tax, that will be reclassified to earnings during the next twelve months was as follows (in millions):

Net unrealized losses to be reclassified to contract drilling expense	$15.1
Net unrealized losses to be reclassified to interest expense	.6

Net unrealized losses to be reclassified to earnings	$15.7

6.  COMPREHENSIVE INCOME

       Accumulated other comprehensive loss as of December 31, 2008 and 2007 was comprised of net unrealized losses on derivative instruments, net of tax. The components of our comprehensive income, net of tax, for each of the years in the three-year period ended December 31, 2008, were as follows (in millions):

	2008	2007	2006

Net Income	$1,156.7	$998.9	$775.8
Other comprehensive income:
Net change in fair value of derivatives	(16.4)	8.2	5.8
Reclassification of unrealized gains and losses on derivatives from other comprehensive loss (income) into net income	3.6	(6.9)	(.4)

Net other comprehensive (loss) income	(12.8)	1.3	5.4

Comprehensive income	1,143.9	1,000.2	781.2
Comprehensive income attributable to noncontrolling interests	(5.9)	(6.9)	(6.1)

Comprehensive income attributable to Ensco	$1,138.0	$993.3	$775.1

7.  STOCKHOLDERS' EQUITY

       In March 2006, our Board of Directors authorized the repurchase of up to $500.0 million of our outstanding common stock. In August 2007, following completion of the authorized repurchase, our Board of Directors authorized the repurchase of an additional $500.0 million of our outstanding common stock (the "2007 authorization"). In September 2008, our Board of Directors authorized the repurchase of an additional $500.0 million of our outstanding common stock (the "2008 authorization").

       During the year ended December 31, 2008, we repurchased 3.7 million shares of our common stock at a cost of $256.0 million (an average cost of $69.92 per share) under the 2007 authorization. As of December 31, 2008 and 2007, outstanding shares of our common stock, net of treasury shares, totaled 141.8 million and 143.9 million, respectively.

Activity in the various stockholders' equity accounts for each of the years in the three-year period ended December 31, 2008 was as follows (in millions):
					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive	Treasury	Noncontrolling
	Shares	Amounts	Capital	Earnings	Loss	Stock	Interests

BALANCE, December 31, 2005	176.8	$17.7	$1,554.9	$1,229.5	$(10.9)	$ (251.2)	$1.9
Cumulative effect of adoption of SAB 108	--	--	--	10.6	--	--	--
Cumulative effect of adoption of SFAS 123(R)	--	--	(.8)	--	--	--	--
Net income	--	--	--	769.7	--	--	6.1
Cash dividends paid	--	--	--	(15.3)	--	--	--
Distributions to noncontrolling interests	--	--	--	--	--	--	(4.6)
Common stock issued under
share-based compensation
plans, net	1.9	.2	41.7	--	--	--	--
Tax benefit from share-based
compensation	--	--	3.6	--	--	--	--
Repurchase of common stock	--	--	--	--	--	(161.0)	--
Share-based compensation expense	--	--	21.9	--	--	--	--
Net other comprehensive income	--	--	--	--	5.4	--	--

BALANCE, December 31, 2006	178.7	17.9	1,621.3	1,994.5	(5.5)	(412.2)	3.4
Cumulative effect of adoption of FIN 48	--	--	--	5.8	--	--	--
Net income	--	--	--	992.0	--	--	6.9
Cash dividends paid	--	--	--	(14.8)	--	--	--
Distributions to noncontrolling interests	--	--	--	--	--	--	(5.7)
Common stock issued under
share-based compensation
plans, net	1.6	.1	35.7	--	--	--	--
Tax benefit from share-based
compensation	--	--	6.6	--	--	--	--
Repurchase of common stock	--	--	--	--	--	(527.6)	--
Share-based compensation expense	--	--	36.9	--	--	--	--
Net other comprehensive income	--	--	--	--	1.3	--	--

BALANCE, December 31, 2007	180.3	18.0	1,700.5	2,977.5	(4.2)	(939.8)	4.6
Net income	--	--	--	1,150.8	--	--	5.9
Cash dividends paid	--	--	--	(14.3)	--	--	--
Distributions to noncontrolling interests	--	--	--	--	--	--	(3.8)
Common stock issued under
share-based compensation
plans, net	1.6	.2	27.1	--	--	--	--
Tax benefit from share-based
compensation	--	--	5.3	--	--	--	--
Repurchase of common stock	--	--	--	--	--	(259.7)	--
Share-based compensation expense	--	--	28.3	--	--	--	--
Net other comprehensive loss	--	--	--	--	(12.8)	--	--

BALANCE, December 31, 2008	181.9	$18.2	$1,761.2	$4,114.0	$(17.0)	$(1,199.5)	$6.7

8.  FAIR VALUE MEASUREMENTS

       On January 1, 2008, we adopted SFAS 157, as it relates to financial assets and liabilities. SFAS 157 refines the definition of fair value, provides a framework for measuring fair value and expands disclosures about fair value measurements. The standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy assigns the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities ("Level 1") and the lowest priority to unobservable inputs ("Level 3"). Level 2 measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1.

       In October 2008, the FASB issued Staff Position No. FAS 157-3, "Determining the Fair Value of a Financial Asset in a Market That Is Not Active" ("FSP FAS 157-3"), which amended SFAS 157 by clarifying the application of SFAS 157 when the market for a financial asset is inactive. FSP FAS 157-3 became effective upon issuance, including prior periods for which financial statements had not been issued. Adoption of FSP FAS 157-3 did not have a material effect on our fair value measurements as of December 31, 2008.

       The following fair value hierarchy table categorizes information regarding our assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 and 2007 (in millions):

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

As of December 31, 2008

Auction rate securities	$ --	$ --	$64.2	$64.2

Total financial assets	$ --	$ --	$64.2	$64.2

Derivative instruments, net	$ --	$20.3	$ --	$20.3

Total financial liabilities	$ --	$20.3	$ --	$20.3

As of December 31, 2007

Derivative instruments, net	$ --	$ 4.6	$ --	$ 4.6

Total financial assets	$ --	$ 4.6	$ --	$ 4.6

    Derivative Instruments

       Our derivative instruments were measured at fair value on a recurring basis using Level 2 inputs as of December 31, 2008 and 2007. See "Note 5 - Derivative Financial Instruments" for additional information on our derivative instruments, including a description of our foreign currency hedging activities and related methods used to manage foreign currency exchange risk. The fair value measurement of our derivatives was based on market prices that are generally observable for similar assets or liabilities at commonly quoted intervals.

    Auction Rate Securities

       Our auction rate securities were measured at fair value on a recurring basis using significant Level 3 inputs as of December 31, 2008. See "Note 2 - Long-Term Investments" for additional information on our auction rate securities, including a description of the securities and underlying collateral, a discussion of the uncertainties relating to their liquidity and our accounting treatment under SFAS 115. The following table summarizes our fair value measurements using significant Level 3 inputs, and changes therein, for the year ended December 31, 2008 (in millions):

Balance as of January 1, 2008	$ --
Purchases, net	72.3
Unrealized losses(*)	(8.1)
Realized losses	--
Transfers in and/or out of Level 3	--

Balance as of December 31, 2008	$64.2

(*)	Unrealized losses are included in other, net, in the consolidated statement of income.

       Before utilizing Level 3 inputs in our fair value measurements, we considered whether observable inputs were available. As a result of continued auction failures, quoted prices for our auction rate securities did not exist as of December 31, 2008. Accordingly, we concluded that Level 1 inputs were not available. Brokerage statements received from the five broker/dealers that held our auction rate securities included their estimated market value as of December 31, 2008. Four broker/dealers valued our auction rate securities at par and the fifth valued our auction rate securities at 84% of par. Due to the lack of transparency into the methodologies used to determine the estimated market values, we concluded that estimated market values provided on our brokerage statements did not constitute valid inputs, and we did not utilize them in measuring the fair value of our auction rate securities as of December 31, 2008.

       We determined that use of a valuation model was the best available technique for measuring the fair value of our auction rate securities. We used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price") as of December 31, 2008. The exit price was derived as the weighted-average present value of expected cash flow over various periods of illiquidity, using a risk-adjusted discount rate that was based on the credit risk and liquidity risk of our auction rate securities.

       While our valuation model was based on both Level 2 (credit quality and interest rates) and Level 3 inputs, we determined that our Level 3 inputs were most significant to the overall fair value measurement, particularly the estimates of risk-adjusted discount rates and ranges of expected periods of illiquidity. The valuation model also reflected our intention to hold our auction rate securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions and our belief that we have the ability to maintain our investment in these securities indefinitely.

9.  EMPLOYEE BENEFIT PLANS

    Adoption of SFAS 123(R)

       We grant share options and non-vested share awards to our employees, officers and directors. Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R) using the modified-retrospective transition method. Under that transition method, compensation cost recognized in prior periods was restated to include share option compensation cost previously reported in our pro forma footnote disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation (as amended)" ("SFAS 123").

       Share-based compensation expense recognized in the consolidated statements of income was based on awards ultimately expected to vest and reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures were based on historical experience. Prior to the adoption of SFAS 123(R), we accounted for forfeitures as they occurred. On January 1, 2006, we estimated that 13.7% of share options and 8.2% of non-vested share awards were not expected to vest. Accordingly, we recognized a cumulative adjustment to reduce share-based compensation expense by $600,000, net of tax, for unvested share options and non-vested share awards that were recognized in the financial statements as a result of applying the modified-retrospective transition method. The estimate was included in cumulative effect of accounting change for adoption of SFAS 123(R), net, in the consolidated statement of income for the year ended December 31, 2006.

       Subsequent to the adoption of SFAS 123(R), compensation cost for all equity awards, regardless of when they were granted, is recognized based on the number of awards expected to vest. All subsequent changes in estimated forfeitures, including changes in estimates relating to share options and non-vested share awards granted prior to the adoption of SFAS 123(R), is based on historical experience and will be recognized as a cumulative adjustment to compensation cost in the period in which they occur.

    Share Options

       In May 2005, our stockholders approved the 2005 Long-Term Incentive Plan (the "LTIP Plan"). The LTIP Plan is similar to and essentially replaces our previously adopted 1998 Incentive Plan (the "1998 Plan") and 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). No further awards will be granted under the previously adopted plans. However, those plans shall continue to apply to and govern awards made thereunder. Under the LTIP Plan, 10.0 million shares of common stock are reserved for issuance as awards of share options, non-vested share awards or performance shares of which a maximum 7.5 million new shares are reserved for issuance as awards of share options to officers, non-employee directors and key employees who are in a position to contribute materially to our growth, development and long-term success. Share options granted to officers and employees generally become exercisable in 25% increments over a four-year period and to the extent not exercised, expire on the seventh anniversary of the date of grant. Share options granted to non-employee directors are immediately exercisable and to the extent not exercised, expire on the seventh anniversary of the date of grant. The exercise price of share options granted under the LTIP Plan equals the market value of the underlying stock on the date of grant. As of December 31, 2008, options to purchase 1.2 million shares of our common stock were outstanding under the LTIP Plan. Additionally, there were 5.5 million shares of common stock available for issuance of share option awards under the LTIP Plan.

       Share options previously granted under the 1998 Plan become exercisable in 25% increments over a four-year period and to the extent not exercised, expire on the fifth anniversary of the date of grant. Share options previously granted under the Directors' Plan become exercisable six months after the date of grant and expire, if not exercised, five years thereafter. The exercise price of share options granted under the 1998 Plan and the Directors' Plan equals the market value of the underlying stock on the date of grant. As of December 31, 2008, options to purchase 300,000 shares of our common stock were outstanding under the 1998 Plan and the Directors' Plan.

The following table summarizes share option compensation expense recognized during each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Contract drilling	$ 3.3	$ 5.8	$ 6.5
General and administrative	5.0	7.8	8.7

Share option compensation expense included in
operating expenses	8.3	13.6	15.2
Tax benefit	(2.3)	(3.8)	(4.2)

Total share option compensation expense included
in net income	$ 6.0	$ 9.8	$11.0

       The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model. No share options were granted in 2008. The following weighted-average assumptions were utilized in the Black-Scholes model for the years ended December 31, 2007 and 2006:

	2007	2006

Risk-free interest rate	4.8%	4.9%
Expected term (in years)	4.7	4.8
Expected volatility	29.8%	35.4%
Dividend yield	.2%	.2%

       Expected volatility is based on the historical volatility of the market price of our common stock over the period of time equivalent to the expected term of the options granted. The expected term of options granted is derived from historical exercise patterns over a period of time equivalent to the term of the options granted. We have not experienced significant differences in the historical exercise patterns among officers, employees and non-employee directors for them to be considered separately for valuation purposes. The risk-free interest rate is based on the implied yield of U.S. Treasury zero-coupon issues on the date of grant with a remaining term approximating the expected term of the options granted.

The following table summarizes share option activity for the year ended December 31, 2008 (shares and intrinsic value in thousands, term in years):

		Weighted-	Weighted-
		Average	Average
		Exercise	Contractual	Intrinsic
Share Options	Shares	Price	Term	Value

Outstanding as of January 1, 2008	2,495	$43.37
Granted	--	--
Exercised	(739)	36.94
Forfeited	(212)	52.79

Outstanding as of December 31, 2008	1,544	$45.15	3.7	$326

Exercisable as of December 31, 2008	806	$39.83	3.0	$326

The following table summarizes the value of options granted and exercised during each of the years in the three-year period ended December 31, 2008:

	2008	2007	2006

Weighted-average grant-date fair value of
share options granted (per share)	$ --	$20.44	$18.54
Intrinsic value of share options exercised during
the year (in millions)	$25.5	$30.0	$28.9
The following table summarizes information about share options outstanding as of December 31, 2008 (shares in thousands):

	Options Outstanding			Options Exercisable
		Weighted-Average
	Number	Remaining	Weighted-Average	Number	Weighted-Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$23.12 - $27.85	302	.6 years	$27.31	302	$27.31
31.22 - 33.55	208	3.3 years	33.41	103	33.26
43.64 - 47.12	280	4.4 years	46.50	178	46.43
50.09 - 60.74	754	4.9 years	55.01	223	54.53

	1,544	3.7 years	$45.15	806	$39.83

       As of December 31, 2008, there was $9.0 million of total unrecognized compensation cost related to share options granted, which is expected to be recognized over a weighted-average period of 1.8 years.

    Non-Vested Share Awards

       Under the LTIP Plan, non-vested share awards may be issued to our officers, non-employee directors and key employees who are in a position to contribute materially to our growth, development and long-term success. Prior to the adoption of the LTIP Plan, non-vested share awards were issued under the 1998 Plan and generally vested at a rate of 10% per year, as determined by a committee of the Board of Directors. No further non-vested share awards will be granted under the 1998 Plan. However, that plan shall continue to apply to and govern awards issued thereunder. The LTIP Plan provides for the issuance of non-vested share awards up to a maximum of 2.5 million new shares. Under the LTIP Plan, grants of non-vested share awards generally vest at a rate of 20% per year, as determined by a committee of the Board of Directors. All non-vested share awards have voting and dividend rights effective on the date of grant. Compensation expense is measured using the market value of the common stock on the date of grant and is recognized on a straight-line basis over the requisite service period (usually the vesting period). As of December 31, 2008, there were 386,000 shares of common stock available for issuance of non-vested share awards under the LTIP Plan.

       During the first quarter of 2007, we entered into a retirement agreement with our former CEO and non-executive Chairman of our Board of Directors, the cost of which was recognized through his May 22, 2007 retirement date. The agreement provided that upon retirement, he would receive a grant of 92,000 non-vested share awards which vest at a rate of one-third per year upon each of the first three anniversaries of his retirement date. Furthermore, the agreement modified the vesting term of 28,750 unvested share options and 105,000 non-vested share awards previously granted to him so that such awards vested upon his retirement. We recognized an additional $10.4 million of non-vested share award compensation expense during 2007 as a result of the retirement agreement, of which $5.0 million related to the modification of his previous awards.

       The following table summarizes non-vested share award compensation expense recognized during each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Contract drilling	$11.4	$ 5.5	$2.7
General and administrative	7.6	17.5	4.0

Non-vested share award compensation expense
included in operating expenses	19.0	23.0	6.7
Tax benefit	(4.7)	(7.1)	(2.0)

Total non-vested share award compensation
expense included in net income	$14.3	$15.9	$4.7

The following table summarizes the value of non-vested share awards granted and vested during each of the years in the three-year period ended December 31, 2008:

	2008	2007	2006

Weighted-average grant-date fair value of
non-vested share awards granted (per share)	$67.99	$60.18	$49.09
Total fair value of non-vested share awards
vested during the period (in millions)	$ 17.9	$ 19.8	$ 4.8

The following table summarizes non-vested share award activity for the year ended December 31, 2008 (shares in thousands):
		Weighted-
		Average
		Grant-Date
Non-Vested Share Award	Shares	Fair Value

Non-vested as of January 1, 2008	1,153	$50.11
Granted	970	67.99
Vested	(262)	49.99
Forfeited	(106)	45.70

Non-vested as of December 31, 2008	1,755	$60.27

       As of December 31, 2008, there was $86.0 million of total unrecognized compensation cost related to non-vested share awards granted, which is expected to be recognized over a weighted-average period of 3.8 years.

    Savings Plan

       We have a profit sharing plan (the “ENSCO Savings Plan”) which covers eligible employees, as defined. Profit sharing contributions require Board of Directors approval and may be in cash or grants of our common stock. We recorded profit sharing contribution provisions of $16.6 million, $14.2 million and $12.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

       The ENSCO Savings Plan includes a 401(k) savings plan feature which allows eligible employees to make tax deferred contributions to the plan. We generally make matching cash contributions that vest over a three-year period based on the amount of employee contributions and rates set by our Board of Directors. We match 100% of the amount contributed by the employee up to a maximum of 5% of eligible salary. Matching contributions totaled $5.0 million, $5.0 million and $4.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. We also have 1.0 million shares of common stock reserved for issuance as matching contributions under the ENSCO Savings Plan.

    Supplemental Executive Retirement Plan

       The ENSCO Supplemental Executive Retirement Plans (the "SERP") provide a tax deferred savings plan for certain highly compensated employees whose participation in the profit sharing and 401(k) savings plan features of the ENSCO Savings Plan is restricted due to funding and contribution limitations of the Internal Revenue Code. The SERP is a non-qualified plan where eligible employees may defer a portion of their compensation for use after retirement. Eligibility for participation is determined by our Board of Directors or a Board committee. The matching provisions of the SERP are identical to the ENSCO Savings Plan, except that matching contributions under the SERP are further limited by contribution amounts under the 401(k) savings plan feature of the ENSCO Savings Plan.

       In conjunction with the employment of our current Chief Executive Officer in February 2006, we made a discretionary $1.1 million cash contribution to the officer's SERP account for pension and other benefits forfeited at his previous employer. The contribution is fully vested and included in our matching contributions for 2006. Matching cash contributions totaled $96,000, $79,000 and $1.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. A SERP liability of $13.1 million and $15.2 million was included in other liabilities on our consolidated balance sheets as of December 31, 2008 and 2007, respectively.

10.  INCOME TAXES

       We generated $383.2 million, $319.5 million and $472.3 million of income from continuing operations before income taxes in the U.S. and $1,013.9 million, $895.4 million and $513.9 million of income from continuing operations before income taxes in non-U.S. countries for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table summarizes components of the provision for income taxes from continuing operations for each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Current income tax expense (benefit):
Federal	$114.1	$ 96.5	$132.4
State	(.3)	4.8	1.0
International	117.1	142.4	90.9

	230.9	243.7	224.3

Deferred income tax expense (benefit):
Federal	11.7	5.0	16.9
International	(5.3)	(3.9)	.1

	6.4	1.1	17.0

Total income tax expense	$237.3	$244.8	$241.3

The following table summarizes significant components of deferred income tax assets (liabilities) as of December 31, 2008 and 2007 (in millions):
	2008	2007

Deferred tax assets:
Accrued liabilities	$ 16.1	$ 13.7
Share-based compensation	10.3	9.3
Deferred revenue	9.7	9.0
Receivables	5.7	.3
Derivatives	5.0	--
Other	8.3	2.4

Total deferred tax assets	55.1	34.7

Deferred tax liabilities:
Property and equipment	(320.2)	(311.4)
Intercompany transfers of property	(36.6)	(43.7)
Deferred costs	(18.5)	(15.6)
Other	(.4)	(2.9)

Total deferred tax liabilities	(375.7)	(373.6)

Net deferred tax liability	$(320.6)	$(338.9)

Net current deferred tax asset	$ 19.9	$ 13.1
Net noncurrent deferred tax liability	(340.5)	(352.0)

Net deferred tax liability	$(320.6)	$(338.9)

       The income tax rates imposed in the taxing jurisdictions in which our non-U.S. subsidiaries conduct operations vary, as does the tax base to which the rates are applied. In some cases, tax rates may be applicable to gross revenue, statutory or negotiated deemed profits or other bases utilized under local tax laws, rather than to net income. In addition, our drilling rigs frequently move from one taxing jurisdiction to another. As a result, our consolidated effective income tax rate may vary substantially from year to year, depending on the relative components of our earnings generated in taxing jurisdictions with higher tax rates and lower tax rates. The consolidated effective income tax rate on continuing operations for each of the years in the three-year period ended December 31, 2008, differs from the U.S. statutory income tax rate as follows:

	2008	2007	2006

Statutory income tax rate	35.0%	35.0%	35.0%
Foreign taxes	(19.3)	(14.2)	(9.0)
Amortization of deferred charges associated with intercompany rig sales	1.1	(.1)	(.2)
Net expense (benefit) in connection with resolutions
of tax issues and adjustments relating to prior years	.5	(.6)	(.6)
Other	(.3)	--	(.7)

Effective income tax rate	17.0%	20.1%	24.5%

       During 2006, we reversed a $1.7 million valuation allowance established in 2005 against a $5.5 million deferred tax asset for net operating loss carryforwards in Denmark, after determining it was more-likely-than-not the net operating loss carryforwards would be fully utilized. We utilized the remaining $1.3 million of these net operating loss carryforwards during 2007 and as of December 31, 2008 and 2007, we had no significant net operating loss carryforwards.

    Unrecognized Tax Benefits

       On January 1, 2007, we adopted the recognition and disclosure provisions of FIN 48. In accordance with FIN 48, tax positions are evaluated for recognition using a more-likely-than-not threshold, and those tax positions requiring recognition are measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement with a taxing authority that has full knowledge of all relevant information. As a result of adopting FIN 48, we reported a $5.8 million increase to our January 1, 2007 balance of retained earnings. As of December 31, 2008, we had $26.8 million of unrecognized tax benefits, of which $20.2 million would impact our effective income tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the year ended December 31, 2008 and 2007, is as follows (in millions):

	2008	2007

Balance, beginning of year	$13.5	$19.3
Increases in unrecognized tax benefits as a result of tax positions taken during the current year	7.2	1.3
Increases in unrecognized tax benefits as a result of tax positions taken during prior years	12.7	4.5
Decreases in unrecognized tax benefits as a result of tax positions taken during prior years	(1.3)	(11.0)
Settlements with taxing authorities	(.9)	(.5)
Lapse of applicable statutes of limitations	(3.3)	(.6)
Impact of foreign currency exchange rates	(1.1)	.5

Balance, end of year	$26.8	$13.5

       Accrued interest and penalties totaled $12.9 million and $19.2 million as of December 31, 2008 and 2007, respectively, and were included in other liabilities on our consolidated balance sheets. We recognized a net benefit of $6.8 million and net expense of $2.3 million associated with interest and penalties during 2008 and 2007, respectively. Interest and penalties are included in current income tax expense in our consolidated statements of income.

       Our tax returns for 2005 and subsequent years remain subject to examination in all of our major international tax jurisdictions. Furthermore, tax years as early as 2002 remain subject to examination in some major international tax jurisdictions. We participate in the U.S. Internal Revenue Service's Compliance Assurance Process which, among other things, provides for the resolution of tax issues in a timely manner and generally eliminates the need for lengthy post-filing examinations. Only our 2008 U.S. Federal tax return remains subject to examination.

       During the first quarter of 2008, in connection with an examination of a prior period tax return, we recognized a $5.4 million liability for unrecognized tax benefits associated with certain tax positions taken in prior years, which resulted in an $8.9 million net income tax expense, inclusive of interest and penalties.

       During the first quarter of 2008, statutes of limitations applicable to certain of our tax positions lapsed resulting in a $2.9 million decrease in unrecognized tax benefits and an $11.5 million net income tax benefit, inclusive of interest and penalties.

       During 2007, new information became available in one of our international tax jurisdictions that enabled us to conclude that an uncertain tax position established in prior years had been effectively settled. As a result, we recognized an aggregate $11.1 million current tax benefit during the year ended December 31, 2007, consisting of $9.0 million for the previously unrecognized tax benefit and $2.1 million of previously accrued penalties and interest.

       Statutes of limitations applicable to certain of our tax positions will lapse during 2009. Therefore, it is reasonably possible that our unrecognized tax benefits will decrease during the next twelve months for the aggregate $800,000 of unrecognized tax benefits associated with these tax positions. As of December 31, 2008, $1.2 million of accrued interest and penalties related to these unrecognized tax benefits.

    Intercompany Transfer of Drilling Rigs

       In December 2007, we transferred ownership of three drilling rigs among two of our subsidiaries. The income tax liability attributable to the gain resulting from the intercompany sale totaled $96.5 million and was paid by the selling subsidiary during 2008. The pre-tax profit of the selling subsidiary resulting from the intercompany sale was eliminated from our consolidated financial statements. Similarly, the carrying value of the rigs in our consolidated financial statements remained at the historical net depreciated cost prior to the intercompany sale and did not reflect the asset disposition transaction of the selling subsidiary or the asset acquisition transaction of the acquiring subsidiary.

       The expense associated with the $96.5 million of income taxes paid was deferred and is being amortized on a straight-line basis over the remaining useful lives of the associated rigs, which range from three to eight years. Similarly, the tax effects of $54.8 million of reversing temporary differences of the selling subsidiary were also deferred and are being amortized on the same basis and over the same periods as described above.

       As of December 31, 2008 and 2007, the unamortized balance associated with deferred charges for income taxes paid in connection with intercompany transfers of drilling rigs totaled $91.3 million and $114.4 million, respectively, included in other assets, net, on our consolidated balance sheets. Current income tax expense for the years ended December 31, 2008, 2007 and 2006 included $23.1 million, $2.9 million and $2.1 million, respectively, of amortization of income taxes paid in connection with intercompany transfers of drilling rigs. Deferred income tax expense for the years ended December 31, 2008, 2007 and 2006 included benefits of $7.2 million, $3.9 million and $3.7 million, respectively, of amortization of deferred reversing temporary differences associated with intercompany transfers of drilling rigs.

    Undistributed Earnings of our Non-U.S. Subsidiaries

       We do not provide U.S. deferred taxes on the undistributed earnings of our non-U.S. subsidiaries because our policy and intention is to reinvest such earnings indefinitely.

       In December 2007, our primary non-U.S. subsidiary declared a $1,200.0 million dividend to its U.S. parent company, which included the distribution of its $922.1 million of earnings and the return of $277.9 million of previously invested capital. We utilized foreign tax credits to offset substantially all U.S. tax obligations associated with the December 2007 repatriation of earnings by our non-U.S. subsidiary. As of December 31, 2008, $1,000.0 million of the dividend had been paid and the remaining $200.0 million is expected to be paid during 2009.

       The earnings distribution was undertaken because it provided, with minimal U.S. tax impact, substantial funding flexibility for management initiatives, including the continuation and/or extension of our ongoing stock repurchase program and greater options relative to future fleet expansion efforts. This distribution was made in consideration of unique circumstances and, accordingly, it does not change our intention to reinvest the undistributed earnings of our non-U.S. subsidiaries indefinitely. Furthermore, both our U.S. and non-U.S. subsidiaries have significant net assets, liquidity, contract backlog and other financial resources available to meet their operational and capital investment requirements and otherwise allow management to continue to maintain its policy of reinvesting the undistributed earnings of its non-U.S. subsidiaries indefinitely.

       As of December 31, 2008, the undistributed earnings of our non-U.S. subsidiaries totaled $867.6 million and are indefinitely reinvested. Should we make a distribution of these earnings in the form of dividends or otherwise, we may be subject to additional U.S. income taxes. The unrecognized deferred tax liability related to the undistributed earnings of our non-U.S. subsidiaries was $244.2 million as of December 31, 2008.

11.  DISCONTINUED OPERATIONS

    a)  ENSCO 69

       From May 2007 to June 2009, ENSCO 69 was contracted to Petrosucre, a subsidiary of PDVSA, the national oil company of Venezuela. PDVSA subsidiaries reportedly lack funds and, since late 2008, generally have not been paying their contractors and service providers. In January 2009, we suspended drilling operations on ENSCO 69 after Petrosucre failed to satisfy its contractual obligations and meet commitments relative to the payment of past due invoices. Petrosucre then took over complete control of ENSCO 69 drilling operations utilizing Petrosucre employees and a portion of the Venezuelan rig crews we had utilized. When Petrosucre initially advised us that it temporarily was taking over operations on the rig, we placed our supervisory rig personnel on ENSCO 69 to observe Petrosucre's operations.

       On April 30, 2009, we submitted a notice of termination to Petrosucre for non-payment of past due invoices. The terms of the ENSCO 69 drilling contract provided for termination of the contract upon Petrosucre's failure to satisfy its contractual payment obligations during the 30-day period subsequent to our notice. On June 4, 2009, after Petrosucre's failure to satisfy its contractual payment obligations, failure to reach a mutually acceptable agreement with us and denial of our request to demobilize ENSCO 69 from Venezuela, Petrosucre advised that it would not return the rig and would continue to operate it without our consent. Petrosucre further advised that it would release ENSCO 69 after a six-month period, subject to a mutually agreed accord addressing the resolution of all remaining obligations under the ENSCO 69 drilling contract. On June 6, 2009, we terminated our contract with Petrosucre and removed all remaining Ensco employees from the rig.

       Due to Petrosucre's longstanding failure to satisfy its contractual obligations and meet payment commitments, and in consideration of the Venezuelan government's recent nationalization of assets owned by international oil and gas companies and oilfield service companies, we believe it is remote that ENSCO 69 will be returned to us by Petrosucre and operated again by Ensco. We have filed an insurance claim under our package policy, which includes coverage for certain political risks, and are evaluating legal remedies against Petrosucre for contractual and other ENSCO 69 related damages. ENSCO 69 operating results were reclassified as discontinued operations in our consolidated statements of income for each of the years in the three-year period ended December 31, 2008. ENSCO 69 had a net book value of $18.4 million and inventory of $800,000 as of December 31, 2008.

    b)  ENSCO 74

       In September 2008, ENSCO 74 was lost as a result of Hurricane Ike and is now presumed to have sunk in the Gulf of Mexico. Portions of the rig's legs remain underwater adjacent to the customer's platform, and the hull has not been located despite search efforts by us and third parties. Management concluded the rig was a total loss under the terms of our insurance policies based on the condition of the legs and the inability to locate the rig's hull.

       Physical damage to our rigs caused by a hurricane, the associated costs to mitigate the insured loss ("sue and labor") and removal, salvage and recovery costs, are all covered by our property insurance policies subject to a $50.0 million per occurrence retention (deductible). The insured value of ENSCO 74 was $100.0 million. Additional coverage for ENSCO 74 sue and labor costs and wreckage and debris removal costs under our property insurance policies is limited to $25.0 million and $50.0 million, respectively. Supplemental wreckage and debris removal coverage is provided under our liability insurance policies, subject to an annual aggregate limit of $500.0 million. We also have a customer contractual indemnification that provides for reimbursement of any ENSCO 74 wreckage and debris removal costs that are not recovered under our insurance policies.

       Management believes it is probable that we will be required to remove the remaining leg sections of ENSCO 74 from the drill site because the legs are adjacent to the customer's platform and may interfere with future operations. Management estimates that the leg removal costs could range from $15.0 million to $30.0 million. Therefore, a $15.0 million liability, representing the low end of the range of estimated leg removal costs, and a corresponding receivable for recovery of those costs, was recognized during the third quarter of 2008. The liability was included in accrued liabilities and other and the receivable was included in other assets, net, on our December 31, 2008 consolidated balance sheet.

The following table summarizes the pre-tax loss incurred on the disposal of ENSCO 74 during the year ended December 31, 2008 (in millions):

ENSCO 74 net book value	$86.2
Leg removal costs	15.0
Sue and labor costs	.5

101.7

Less recoveries:
Rig	100.0
Leg removal	15.0
Sue and labor	.5
Insurance retention	(50.0)

65.5

Pre-tax loss on disposal of discontinued operations	$ 36.2

       The loss was included in (loss) gain on disposal of discontinued operations, net, in the consolidated statement of income for the year ended December 31, 2008. We received $45.2 million of insurance proceeds associated with the insured value of ENSCO 74 during the fourth quarter of 2008 and the remaining $4.8 million during the first quarter of 2009. The operating results of ENSCO 74 were reclassified as discontinued operations in the consolidated statements of income for each of the years in the three-year period ended December 31, 2008.

       We may incur additional costs or liabilities associated with the ENSCO 74 hull, including costs for removal of wreckage or debris and third party or environmental (pollution) liabilities. As the ENSCO 74 hull has not been located, these potential costs or liabilities are not currently considered probable or reasonably estimable. Therefore, no provision for such costs was recognized as of December 31, 2008.

    c)  Other

       In December 2006, we sold the ENSCO 25 platform rig for $13.7 million and recognized a pre-tax gain of $5.0 million, which was included in gain on disposal of discontinued operations, net, in the consolidated statement of income for the year ended December 31, 2006. The operating results of ENSCO 25 were reclassified as discontinued operations in the consolidated statement of income for the year ended December 31, 2006.

       The ENSCO 29 platform rig sustained substantial damage during Hurricane Katrina in the third quarter of 2005. In January 2006, beneficial ownership of ENSCO 29 effectively transferred to our insurance underwriters when the rig was declared a total loss under the terms of our insurance policies. Accordingly, we received the rig's net insured value of $10.0 million and recognized a pre-tax gain of $7.5 million, which consisted of the $2.5 million excess of insurance proceeds over the $7.5 million net book value of the rig, plus $5.0 million for the de-recognition of a loss provision in the amount of an insurance deductible accrued upon hurricane damage in 2005. The gain was included in (loss) gain on disposal of discontinued operations, net, in the consolidated statement of income for the year ended December 31, 2006. During the third quarter of 2006, we recognized a $1.2 million provision ($800,000 net of tax) relating to issues involving ENSCO 29 wreckage and debris removal liability insurance coverage. See Note 12 "Commitments and Contingencies" for additional information on ENSCO 29 wreckage and debris removal. The operating results of ENSCO 29 and the $1.2 million provision for wreckage and debris removal were reclassified as discontinued operations in the consolidated statement of income for the year ended December 31, 2006.

The following table summarizes income from discontinued operations for each of the years in the three-year period ended December 31, 2008 (in millions):
	2008	2007	2006

Revenues	$93.0	$85.6	$79.7
Operating expenses	59.7	39.9	43.3

Operating income before income taxes	33.3	45.7	36.4
Income tax expense	12.9	16.9	13.3
(Loss) gain on disposal of discontinued operations, net	(23.5)	--	7.2

(Loss) income from discontinued operations	$ (3.1)	$28.8	$30.3

       Debt and interest expense are not allocated to our discontinued operations.

12.  COMMITMENTS AND CONTINGENCIES

    Leases

       We are obligated under leases for certain of our offices and equipment. Rental expense relating to operating leases was $13.9 million, $12.0 million and $11.3 million during the years ended December 31, 2008, 2007 and 2006, respectively. Future minimum rental payments under our noncancellable operating lease obligations having initial or remaining lease terms in excess of one year are as follows: $6.7 million in 2009; $2.6 million in 2010; $1.6 million in 2011; $1.4 million in 2012 and $7.9 million thereafter.

    Capital Commitments

       The following table summarizes the aggregate contractual commitments related to our six ENSCO 8500 Series® rigs under construction (in millions):

2009	$393.5
2010	597.0
2011	412.3
2012	202.4

Total	$1,605.2

       The actual timing of these expenditures may vary based on the completion of various construction milestones, which are beyond our control.

    FCPA Internal Investigation

       Following disclosures by other offshore service companies announcing internal investigations involving the legality of amounts paid to and by customs brokers in connection with temporary importation of rigs and vessels into Nigeria, the Audit Committee of our Board of Directors and management commenced an internal investigation in July 2007. The investigation initially focused on our payments to customs brokers relating to the temporary importation of ENSCO 100, our only rig that recently operated offshore Nigeria.

       As is customary for companies operating offshore Nigeria, we had engaged independent customs brokers to process customs clearance of routine shipments of equipment, materials and supplies and to process the ENSCO 100 temporary importation permits, extensions and renewals. One or more of the customs brokers that our subsidiary in Nigeria used to obtain the ENSCO 100 temporary import permits, extensions and renewals also provided this service to other offshore service companies that have undertaken FCPA compliance internal investigations.

       The principal purpose of our investigation was to determine whether any of the payments made to or by our customs brokers were inappropriate under the anti-bribery provisions of the FCPA or whether any violations of the recordkeeping or internal accounting controls provisions of the FCPA occurred. Our Audit Committee engaged a Washington, D.C. law firm with significant experience in investigating and advising upon FCPA matters to assist in the internal investigation.

       Following notification to the Audit Committee and to KPMG LLP, our independent registered public accounting firm, in consultation with the Audit Committee's outside legal counsel, we voluntarily notified the United States Department of Justice and the SEC that we had commenced an internal investigation. We expressed our intention to cooperate with both agencies, comply with their directives and fully disclose the results of the investigation. The internal investigation process has involved extensive reviews of documents and records, as well as production to the authorities, and interviews of relevant personnel. In addition to the temporary importation of ENSCO 100, the investigation has examined our customs clearance of routine shipments and immigration activities in Nigeria.

       The internal investigation has essentially been concluded. A meeting to review the results of the investigation with the authorities was held on February 24, 2009. We expect to discuss a possible negotiated disposition with the authorities during the second or third quarter of 2009. It currently is anticipated that the matter will be concluded within that period.

       Although we believe the U.S. authorities will take into account our voluntary disclosure, our cooperation with the agencies and the remediation and compliance enhancement activities that are underway, we are unable to predict the ultimate disposition of this matter, whether we will be charged with violation of the anti-bribery, recordkeeping or internal accounting controls provisions of the FCPA or whether the scope of the investigation will be extended to other issues in Nigeria or to other countries. We also are unable to predict what potential corrective measures, fines, sanctions or other remedies, if any, the agencies may seek against us or any of our employees.

       In November 2008, our Board of Directors approved enhanced FCPA compliance recommendations issued by the Audit Committee's outside counsel and the Company embarked upon an enhanced compliance initiative that included appointment of a Chief Compliance Officer and a Director - Corporate Compliance. We have engaged consultants to assist us in implementing the compliance recommendations approved by our Board of Directors, which will include an enhanced compliance policy, increased training and testing, prescribed contractual provisions for our service providers that interface with foreign government officials, due diligence for the selection of such service providers, and an increased Company-wide awareness initiative that includes periodic issuance of FCPA Alerts.

       Since ENSCO 100 completed its contract commitment and departed Nigeria in August 2007, this matter is not expected to have a material effect on or disrupt our current operations. As noted above, we are unable to predict the outcome of this matter or estimate the extent to which we may be exposed to any resulting potential liability, sanctions or significant additional expense.

    ENSCO 29 Wreck Removal

       A portion of the ENSCO 29 platform drilling rig was lost over the side of a customer's platform as a result of Hurricane Katrina during the third quarter of 2005. Although beneficial ownership of ENSCO 29 was transferred to our insurance underwriters when the rig was determined to be a total loss, management believes we may be legally required to remove ENSCO 29 wreckage and debris from the seabed and currently estimates that the removal cost could range from $5.0 million to $15.0 million. Our property insurance policies include coverage for ENSCO 29 wreckage and debris removal costs up to $3.8 million. We also have liability insurance policies that provide specified coverage for wreckage and debris removal costs in excess of the $3.8 million coverage provided under our property insurance policies.

       Our liability insurance underwriters have issued letters reserving rights and effectively denying coverage by questioning the applicability of coverage for the potential ENSCO 29 wreckage and debris removal costs. In August 2007, we commenced litigation in the Texas District Court of Dallas County against certain underwriters at Lloyd's and insurance companies, Bryan Johnson and BC Johnson Associates, LLC (collectively "the Underwriters") alleging breach of contract, wrongful denial, bad faith and other claims which seek a declaration that removal of wreckage and debris is covered under our liability insurance, monetary damages, attorneys' fees and other remedies. The Underwriters removed the case to the United States District Court for the Northern District of Texas, Dallas Division. The case was then remanded back to the Texas District Court by the United States District Court. The Underwriters then appealed the remand to the United States Court of Appeals. The litigation is in an early stage, and oral argument in United States Court of Appeals has been scheduled for March 2009.

       While we anticipate that any ENSCO 29 wreckage and debris removal costs incurred will be largely or fully covered by insurance, a $1.2 million provision, representing the portion of the $5.0 million low end of the range of estimated removal cost we believe is subject to liability insurance coverage, was recognized during the third quarter of 2006.

    Asbestos Litigation

       In August 2004, we and certain current and former subsidiaries were named as defendants, along with numerous other third party companies as co-defendants, in three multi-party lawsuits filed in the Circuit Courts of Jones County (Second Judicial District) and Jasper County (First Judicial District), Mississippi. The lawsuits sought an unspecified amount of monetary damages on behalf of individuals alleging personal injury or death, primarily under the Jones Act, purportedly resulting from exposure to asbestos on drilling rigs and associated facilities during the period 1965 through 1986.

       In compliance with the Mississippi Rules of Civil Procedure, the individual claimants in the original multi-party lawsuits whose claims were not dismissed were ordered to file either new or amended single plaintiff complaints naming the specific defendant(s) against whom they intended to pursue claims. As a result, out of more than 600 initial multi-party claims, we have been named as a defendant by 65 individual plaintiffs. Of these claims, 62 claims or lawsuits are pending in Mississippi state courts and three are pending in the U.S. District Court as a result of their removal from state court.

       The majority of these cases currently are under an informal stay of discovery issued by a Special Master presiding over these matters while discovery is conducted for a designated group of plaintiffs, several of which involve us. To date, written discovery and plaintiff depositions have taken place in seven cases pending against us. No further activity will occur in these cases until they are selected for trial. Currently, none of the cases pending against us in Mississippi has been set for trial.

       We intend to vigorously defend against these claims and have filed responsive pleadings preserving all defenses and challenges to jurisdiction and venue. However, discovery is still ongoing and, therefore, available information regarding the nature of all pending claims is limited. At present, we cannot reasonably determine how many of the claimants may have valid claims under the Jones Act or estimate a range of potential liability exposure, if any.

       In addition to the pending cases in Mississippi, we have eight other asbestos or lung injury claims pending against us in litigation in various other jurisdictions. Although we do not expect the final disposition of the Mississippi and other asbestos lawsuits to have a material adverse effect upon our financial position, operating results or cash flows, there can be no assurances as to the ultimate outcome of the lawsuits.

Working Time Directive

       Legislation known as the U.K. Working Time Directive ("WTD") was introduced in August 2003 and may be applicable to our employees and employees of other drilling contractors that work offshore in U.K. territorial waters or in the U.K. sector of the North Sea. Certain trade unions representing offshore employees have claimed that drilling contractors are not in compliance with the WTD in respect of paid time off (vacation time) for employees working offshore on a rotational basis (generally equal time working and off). The related issues are subject to pending or potential judicial, administrative and legislative review.

       A Labor Tribunal in Aberdeen, Scotland, rendered decisions in claims involving other offshore drilling contractors and offshore service companies on February 21, 2008. The Tribunal decisions effectively held that employers of offshore workers in the U.K. Sector employed on an equal time on/time off rotation are obligated to accord such rotating personnel two-weeks annual paid time off from their scheduled offshore work assignment period. Both sides of the matter, employee and employer groups, have appealed the Tribunal decision. The appeals were heard in December 2008 and are expected to be decided early in 2009. The extent to which the decisions will impact us financially or cause us to modify our employment or compensation practices is uncertain.

       We also have received inquiries from the Danish and Dutch authorities regarding applicability of the WTD as adopted by Denmark and The Netherlands to employees on our rigs operating in the Danish and Dutch sectors of the North Sea.

       Based on information currently available, we do not expect the resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows.

    Other Matters

       In addition to the foregoing, we are named defendants in certain other lawsuits, claims or proceedings incidental to our business and are involved from time to time as parties to governmental investigations or proceedings, including matters related to taxation, arising in the ordinary course of business. Although the outcome of such lawsuits or other proceedings cannot be predicted with certainty and the amount of any liability that could arise with respect to such lawsuits or other proceedings cannot be predicted accurately, management does not expect these matters to have a material adverse effect on our financial position, operating results or cash flows.

13.  SEGMENT INFORMATION

       We are in the process of developing a fleet of ultra-deepwater semisubmersible rigs. In connection therewith, we contracted a major international shipyard based in Singapore to construct seven ultra-deepwater semisubmersible rigs (the "ENSCO 8500 Series®"). ENSCO 8500 was delivered by the shipyard in September 2008 and arrived in the Gulf of Mexico in mid-December 2008. The rig is currently undergoing deepwater sea trials and is projected to commence operations under a four-year contract in April 2009. In connection with the arrival of our first ENSCO 8500 Series® rig, we reorganized the management of our operations, establishing a separate business unit to manage our fleet of ultra-deepwater semisubmersible rigs.

       As part of this reorganization, we evaluated our remaining assets and operations, consisting of 42 jackup rigs and one barge rig organized into three business units based on major geographic region, and now consider these three business units as operating segments. Accordingly, our business now consists of four operating segments: (1) Deepwater, (2) Asia Pacific, (3) Europe/Africa and (4) North and South America. Each of our four operating segments provides one service, contract drilling.

       Segment information for each of the years in the three-year period ended December 31, 2008 is presented below. General and administrative expense and depreciation expense incurred by our corporate office are not allocated to our operating segments for purposes of measuring segment operating income and were included in "Reconciling Items." Assets not allocated to our operating segments were also included in "Reconciling Items." As of December 31, 2008, 2007 and 2006, total asset reconciling items consisted primarily of cash and cash equivalents and goodwill.

Year Ended December 31, 2008
(in millions)

				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$ 84.4	$1,052.9	$804.1	$452.2	$2,393.6	$ --	$2,393.6
Operating expenses Contract drilling (exclusive of depreciation)	31.2	316.0	246.7	158.1	752.0	--	752.0
Depreciation	9.1	85.2	43.0	47.3	184.6	1.9	186.5
General and administrative	--	--	--	--	--	53.8	53.8

Operating income	$ 44.1	$ 651.7	$514.4	$246.8	$1,457.0	$ (55.7)	$1,401.3

Total assets	$1,759.9	$1,327.7	$806.7	$773.1	$4,667.4	$1,162.7	$5,830.1
Capital expenditures	657.8	42.6	22.7	46.1	769.2	2.7	771.9
Year Ended December 31, 2007 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$ 72.8	$ 912.7	$670.8	$401.9	$2,058.2	$ --	$2,058.2
Operating expenses Contract drilling (exclusive of depreciation)	28.8	265.0	208.4	141.9	644.1	--	644.1
Depreciation	9.3	81.1	40.4	42.6	173.4	4.1	177.5
General and administrative	--	--	--	--	--	59.5	59.5

Operating income	$ 34.7	$ 566.6	$422.0	$217.4	$1,240.7	$ (63.6)	$1,177.1

Total assets	$973.8	$1,386.6	$773.6	$808.8	$3,942.8	$1,026.0	$4,968.8
Capital expenditures	352.4	50.6	22.0	93.0	518.0	1.4	519.4

Year Ended December 31, 2006 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$ 60.9	$ 585.5	$497.1	$605.2	$1,748.7	$ --	$1,748.7
Operating expenses Contract drilling (exclusive of depreciation)	26.3	219.9	158.0	139.3	543.5	--	543.5
Depreciation	8.9	75.3	36.4	44.2	164.8	3.7	168.5
General and administrative	--	--	--	--	--	44.6	44.6

Operating income	$ 25.7	$ 290.3	$302.7	$421.7	$1,040.4	$(48.3)	$ 992.1

Total assets	$564.6	$1,358.6	$640.4	$891.7	$3,455.3	$879.1	$4,334.4
Capital expenditures	299.5	128.9	9.5	75.5	513.4	2.0	515.4

    Information about Geographic Areas

       As of December 31, 2008, our Deepwater operating segment consisted of one ultra-deepwater semisubmersible rig located in the Gulf of Mexico, one ultra-deepwater semisubmersible rig mobilizing to Australia and six ultra-deepwater semisubmersible rigs under construction in Singapore. Our Asia Pacific operating segment consisted of 19 jackup rigs and one barge rig deployed in various locations throughout Asia, the Middle East, Australia and New Zealand. Our Europe/Africa operating segment consisted of eight jackup rigs deployed in various territorial waters of the North Sea and two jackup rigs located offshore Tunisia. Our North and South America operating segment consisted of 12 jackup rigs located in the Gulf of Mexico and one jackup rig located offshore Mexico.

       For purposes of our geographic areas disclosures, we attribute revenues to the geographic location where such revenue is earned and assets to the geographic location of the drilling rig as of December 31 of the applicable year. For new construction projects, assets are attributed to the location of future operation if known or to the location of construction if the ultimate location of operation is undetermined. Information by country for those countries that account for more than 10% of total revenues or 10% of our long-lived assets was as follows (in millions):

	Revenues			Long-lived Assets
	2008	2007	2006	2008	2007	2006

United States	$ 485.8	$ 474.7	$ 666.2	$1,663.6	$1,640.3	$1,219.5
United Kingdom	478.3	392.5	325.9	309.0	425.5	242.7
Indonesia	254.2	116.1	29.5	153.9	325.4	139.9
Singapore	--	--	--	550.5	17.1	85.9
Other foreign countries	1,175.3	1,074.9	727.1	1,194.3	950.6	1,272.4

Total	$2,393.6	$2,058.2	$1,748.7	$3,871.3	$3,358.9	$2,960.4

14. SUPPLEMENTAL FINANCIAL INFORMATION Consolidated Balance Sheet Information Accounts receivable, net, as of December 31, 2008 and 2007 consisted of the following (in millions):

	2008	2007

Trade	$483.5	$372.2
Other	19.7	16.4

	503.2	388.6
Allowance for doubtful accounts	(20.5)	(5.4)

	$482.7	$383.2

Other current assets as of December 31, 2008 and 2007 consisted of the following (in millions):

	2008	2007

Inventory	$ 47.0	$ 39.7
Deferred mobilization costs	24.4	26.3
Deferred tax assets	20.3	15.1
Prepaid taxes	16.4	9.5
Prepaid expenses	9.4	8.3
Other	11.1	17.7

	$128.6	$116.6

Other assets, net, as of December 31, 2008 and 2007 consisted of the following (in millions):

	2008	2007

Prepaid taxes on intercompany transfers of property	$ 91.3	$114.4
Deferred mobilization costs	23.1	2.9
Wreckage and debris removal receivables	18.8	3.8
Supplemental executive retirement plans	13.9	15.8
Other	10.4	7.5

	$157.5	$144.4

Accrued liabilities and other as of December 31, 2008 and 2007 consisted of the following (in millions):

	2008	2007

Capital expenditures	$105.1	$ 96.1
Personnel costs	50.5	49.6
Taxes	48.2	195.1
Derivative liabilities	25.8	1.6
Other operating expenses	65.6	57.2
Deferred and prepaid revenue	67.8	61.2
Wreckage and debris removal	15.0	--
Other	2.7	4.8

	$380.7	$465.6

Other liabilities as of December 31, 2008 and 2007 consisted of the following (in millions):

	2008	2007

Unrecognized tax benefits (inclusive of interest and penalties)	$ 39.7	$32.7
Deferred revenue	34.4	4.8
Supplemental executive retirement plans	13.9	15.8
Self-insured maritime employer's liability	7.8	5.3
Wreckage and debris removal	5.0	5.0
Other	3.0	1.7

	$103.8	$65.3

    Consolidated Statement of Income Information

       Repair and maintenance expense related to continuing operations for each of the years in the three-year period ended December 31, 2008 was as follows (in millions):

	2008	2007	2006

Repair and maintenance expense	$123.6	$97.7	$70.9

Consolidated Statement of Cash Flows Information Cash paid for interest and income taxes for each of the years in the three-year period ended December 31, 2008 was as follows (in millions):

	2008	2007	2006

Interest, net of amounts capitalized	$ .5	$ 4.6	$ 15.3
Income taxes	348.6	213.2	205.8

       Capitalized interest totaled $21.6 million in 2008, $30.4 million in 2007 and $18.9 million in 2006. Excluded from investing activities on our consolidated statements of cash flows were capital expenditure accruals of $105.1 million in 2008, $96.1 million in 2007 and $27.2 million in 2006.

    Financial Instruments

       The carrying amounts and estimated fair values of our debt instruments as of December 31, 2008 and 2007 were as follows (in millions):

	2008		2007
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

4.65% Bonds, including current maturities	$ 54.0	$ 39.5	$ 58.5	$ 54.7
6.36% Bonds, including current maturities	88.7	80.0	101.4	108.7
7.20% Debentures	148.8	140.3	148.7	165.3

       The estimated fair values of our debt instruments were determined using quoted market prices or third party valuations. The estimated fair value of our cash and cash equivalents, receivables, trade payables and other liabilities approximated their carrying values as of December 31, 2008 and 2007.

       As of December 31, 2008, we held $72.3 million (par value) of auction rate securities measured at fair value in accordance with SFAS 157. The carrying value of our auction rate securities was $64.2 million as of December 31, 2008. We did not own auction rate securities as of December 31, 2007. See "Note 8 - Fair Value Measurements" for additional information on fair value measurement of our auction rate securities.

       We have cash, receivables and payables denominated in foreign currencies. These financial assets and liabilities create exposure to foreign currency exchange rate risk. When warranted, we hedge such risk by purchasing foreign currency forward contracts. We do not enter into such contracts for trading or other speculative purposes. As of December 31, 2008 and 2007, the fair value of such contracts was a net liability of $20.3 million and a net asset of $4.6 million, respectively.

    Concentration of Credit Risk

       We are exposed to credit risk relating to our receivables from customers, our cash and cash equivalents and investments and our use of derivative instruments in connection with the management of foreign currency exchange rate risk. We minimize our credit risk relating to receivables from customers, which consist primarily of major international and independent oil and natural gas producers, as well as government-owned oil and gas companies, by performing ongoing credit evaluations. We also maintain reserves for potential credit losses, which to date have been within management's expectations. We minimize our credit risk relating to cash and investments by focusing on diversification and quality of instruments. Cash balances are maintained in major, highly-capitalized commercial banks. Cash equivalents consist of a portfolio of high-grade instruments. Custody of cash and cash equivalents is maintained at several major financial institutions, and we monitor the financial condition of those financial institutions. Substantially all of our investments were issued by state agencies and are substantially guaranteed by the U.S. government under FFELP. We minimize our credit risk relating to the counterparties of our derivative instruments by transacting with multiple, high-quality counterparties, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of those counterparties.

       During 2008, 2007 and 2006, no customer provided more than 10% of consolidated revenues.

15.  UNAUDITED QUARTERLY FINANCIAL DATA

       The following table summarizes our unaudited quarterly consolidated income statement data for the years ended December 31, 2008 and 2007 (in millions, except per share amounts):

2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$559.9	$609.4	$619.5	$604.8	$2,393.6

Operating expenses
Contract drilling (exclusive of depreciation)	178.6	203.0	185.2	185.2	752.0
Depreciation	45.7	46.7	47.0	47.1	186.5
General and administrative	12.7	13.8	15.2	12.1	53.8

Operating income	322.9	345.9	372.1	360.4	1,401.3

Interest income	5.0	3.7	3.2	2.1	14.0
Other, net	(.5)	3.1	(9.7)	(11.1)	(18.2)

Income from continuing operations before
income taxes	327.4	352.7	365.6	351.4	1,397.1
Provision for income taxes	58.6	64.6	68.8	45.3	237.3

Income from continuing operations	268.8	288.1	296.8	306.1	1,159.8
Income (loss) from discontinued operations, net	4.9	9.8	(13.1)	(4.7)	(3.1)

Net income	273.7	297.9	283.7	301.4	1,156.7
Less: Net income attributable to noncontrolling interests	(1.7)	(1.2)	(1.4)	(1.6)	(5.9)

Net income attributable to Ensco	$272.0	$296.7	$282.3	$299.8	$1,150.8

Earnings (loss) per common share - basic
Continuing operations	$ 1.86	$ 1.99	$ 2.07	$ 2.15	$ 8.06
Discontinued operations	.03	.07	(.09)	(.03)	(.02)

	$ 1.89	$ 2.06	$ 1.98	$ 2.12	$ 8.04

Earnings (loss) per common share - diluted
Continuing operations	$ 1.85	$ 1.98	$ 2.06	$ 2.14	$ 8.04
Discontinued operations	.03	.07	(.09)	(.03)	(.02)

	$ 1.88	$ 2.05	$ 1.97	$ 2.11	$ 8.02

Net income attributable to Ensco common shares
Basic	$269.8	$293.5	$278.8	$296.1	$1,138.2
Diluted	$269.8	$293.5	$278.8	$296.1	$1,138.2

2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Operating revenues	$493.6	$525.1	$528.8	$510.7	$2,058.2

Operating expenses
Contract drilling (exclusive of depreciation)	152.5	159.2	168.9	163.5	644.1
Depreciation	43.4	45.1	45.4	43.6	177.5
General and administrative	16.0	19.1	11.5	12.9	59.5

Operating income	281.7	301.7	303.0	290.7	1,177.1

Interest income	6.2	6.3	7.1	6.7	26.3
Interest expense, net	(1.1)	(.8)	--	--	(1.9)
Other, net	4.5	2.3	2.7	3.9	13.4

Income from continuing operations before
income taxes	291.3	309.5	312.8	301.3	1,214.9
Provision for income taxes	63.7	62.2	53.3	65.6	244.8

Income from continuing operations	227.6	247.3	259.5	235.7	970.1
Income from discontinued operations, net	6.3	8.6	9.1	4.8	28.8

Net income	233.9	255.9	268.6	240.5	998.9
Less: Net income attributable to noncontrolling interests	(1.6)	(1.5)	(1.9)	(1.9)	(6.9)

Net income attributable to Ensco	$232.3	$254.4	$266.7	$238.6	$ 992.0

Earnings per common share - basic
Continuing operations	$ 1.50	$ 1.65	$ 1.75	$ 1.62	$ 6.52
Discontinued operations	.04	.06	.06	.03	.19

	$ 1.54	$ 1.71	$ 1.81	$ 1.65	$ 6.71

Earnings per common share - diluted
Continuing operations	$ 1.49	$ 1.64	$ 1.75	$ 1.62	$ 6.50
Discontinued operations	.04	.06	.06	.03	.19

	$ 1.53	$ 1.70	$ 1.81	$ 1.65	$ 6.69

Net income attributable to Ensco common shares
Basic	$230.8	$252.7	$264.5	$236.7	$ 984.7
Diluted	$230.8	$252.7	$264.5	$236.7	$ 984.7